Exhibit 99.1

Investors: Sheree Aronson, Corporate Vice President, Investor Relations and Corporate Communications (714) 247-8290 sheree.aronson@amo-inc.com	Media: Steve Chesterman, Manager, Global Corporate Communications (714) 247-8711 steve.chesterman@amo-inc.com

FOR IMMEDIATE RELEASE

ADVANCED MEDICAL OPTICS, INC. GIVES NOTICE
OF ANTICIPATED FUNDAMENTAL CHANGE AND MERGER
TO HOLDERS OF CONVERTIBLE SENIOR SUBORDINATED NOTES

SANTA ANA, Calif., Friday, Feb. 6, 2009 – Advanced Medical Optics, Inc. (AMO) (NYSE:  EYE) announced that, pursuant to the terms of the indentures (the “Indentures”) governing its (i) 2.50% convertible senior subordinated notes due 2024, (ii) 1.375% convertible senior subordinated notes due 2025, and (iii) 3.25% convertible senior subordinated notes due 2026 (collectively, the “Convertible Notes”), it anticipates that a “Fundamental Change” (as such term is defined in the respective Indentures) may occur as early as Wednesday, Feb. 25, 2009 (the “Anticipated Effective Time”), as a result of the proposed transactions contemplated by the Agreement and Plan of Merger, dated as of Jan. 11, 2009 (the “Merger Agreement”), by and among AMO, Abbott and Rainforest Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Abbott (the “Purchaser”).

As previously announced, on Jan. 27, 2009, the Purchaser commenced a tender offer to purchase all of the outstanding shares of common stock, par value $0.01 per share, of AMO (the “Common Stock”) at a price of $22 per share (the “Offer”), net to the holder thereof in cash (without interest and subject to any withholding taxes).  Following consummation of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Purchaser is expected to merge with and into AMO as early as Feb. 26, 2009 (the “Merger”), with AMO continuing as the surviving company and a wholly owned subsidiary of Abbott.

The respective Indentures require AMO to give advance notice of the anticipated Fundamental Change that may occur as a result of the consummation of the Offer, as well as the anticipated effective date of the Merger.  Each of the Offer and Merger is subject to certain closing conditions and there can be no assurance that the Offer or the Merger will be consummated on the expected dates, or at all.

Holders of the outstanding Convertible Notes have the right to convert such Convertible Notes at any time beginning on Feb. 10, 2009 (the date that is fifteen calendar days prior to the Anticipated Effective Time) and until and including the date that is fifteen calendar days after the actual effective date of the Fundamental Change (and, in the case of the 2.50% convertible senior subordinated notes due 2024, until and including the date that is fifteen calendar days after the actual effective date of the Merger), in accordance with, and subject to, the provisions of the Convertible Notes and the related Indentures.

About Advanced Medical Optics, Inc. (AMO)

AMO is focused on providing the full range of advanced refractive technologies and support to help eye care professionals deliver optimal vision and lifestyle experiences to patients of all ages. Products in the cataract line include monofocal intraocular lenses (IOLs), phacoemulsification systems, viscoelastics, and related products used in ocular surgery.  AMO owns or has the rights to such product brands as Tecnis®, Clariflex® and Sensar® IOLs; Sovereign®, Sovereign® Compact and WhiteStar Signature™ phacoemulsification systems with WhiteStar® technology; Healon® viscoelastics and the Baerveldt® glaucoma shunt. Products in the refractive line include wavefront diagnostic devices, femtosecond lasers and associated patient interface devices; excimer laser vision correction systems and treatment cards, and refractive implants.  AMO brands in the refractive business include iDesign™, iFS™, Star S4 IR®, WaveScan Wavefront®, Advanced CustomVue™, IntraLase®, IntraLasik® and ReZoom®, Tecnis® Multifocal and Verisyse® IOLs.  Products in the eye care line include disinfecting solutions, enzymatic cleaners, lens rewetting drops and artificial tears.  Among the eye care product brands the company possesses are COMPLETE®, COMPLETE® Blink-N-Clean®, Consept®F, Consept® 1 Step, Oxysept® 1 Step, UltraCare®, Ultrazyme®, Total Care™ and blink® branded products.  AMO is based in Santa Ana, California, and employs approximately 3,700 worldwide.  AMO has operations in 27 countries and markets products in approximately 60 countries.  For more information, visit AMO's website at www.amo-inc.com.

Forward Looking Statements

This press release contains forward-looking statements about AMO, including statements regarding: the expected timing of the completion of the Offer and the Merger; the ability to complete the transaction considering the various closing conditions; the fundamental change anticipated with respect to the Convertible Notes; and any assumptions underlying any of the foregoing.  All forward-looking statements in this press release represent AMO's judgment only as the date of this press release.  Actual events may differ from current expectations based on a number of factors including completion of the tender offer by the Purchaser.  Therefore, the reader is cautioned not to rely on these forward-looking statements.  AMO disclaims any intent or obligation to update these forward-looking statements.  Additional information concerning AMO's risk factors may be found in previous press releases issued by AMO and AMO's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Risk Factors” in AMO's 2007 Form 10-K filed in March 2008 and its Form 10-Q filed in November 2008.

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